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                                                                   EXHIBIT 10.14

                               [HESKA LETTERHEAD]


November 1, 1996


VIA FEDERAL EXPRESS

Dr. John A. Shadduck
1005 Carmel Place
College Station, TX  77845

Dear Dr. Shadduck:

On behalf of Heska Corporation, a California corporation ("Heska" or the "Company"), I am pleased to offer you the position of Executive Vice President, Operations with the Company. All of us at Heska hope that you will accept this position and begin with the Company not later than February 15, 1997. Should you accept this position, the terms of your employment with Heska would be as follows:

1. You will be paid an annual cash salary of $180,000 payable on a monthly basis at the end of each month.

2. Subject to the approval of the Board of Directors of the Company, you will be granted an incentive stock option to purchase 100,000 shares of Common Stock of Heska at a price equal to the current fair value of the Common Stock on the date of grant (the fair value is currently estimated to be $1.20 per share), pursuant to the Company's standard form of Incentive Stock Option Agreement (the "Option Agreement"). The Option Agreement will provide that you will become entitled to exercise this option as to one-eighth of the shares (12,500 shares) upon your completion of six months of employment with the Company and as to 1/48th of the shares (2,083 shares) upon the completion of each additional month of your employment with the Company, until you are entitled to exercise the option as to the entire 100,000 shares at the end of forty-eight months of employment with the Company. Your right to exercise any portion of this option shall terminate 90 days after the termination of your employment with Heska for any reason, including termination without cause. As you know, the Company will be issuing additional shares of Preferred Stock and/or Common Stock to obtain additional financing or in connection with other corporate transactions and the Company will be issuing additional shares of Common Stock and options to purchase Common Stock to new and existing employees of the Company, both of which will of course reduce the percentage of the outstanding shares of the Company which your option represents.
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   The Company makes no additional promises to you concerning the issuance of options or shares other than those which are expressly stated here, and there is no obligation on the part of the Company to issue any additional options or shares to you during the course of your employment, even though the percentage ownership in the Company which is represented by your options and shares decreases.

3. You will be entitled to participate in all of Heska's employee benefits programs, such as health insurance, in the form that they exist from time to time during your employment.

4. Should you choose to relocate to the Fort Collins area during the course of your employment, Heska will reimburse you for the reasonable cost of moving your personal effects. In addition, Heska will reimburse you for the cost of temporary housing. Some of this reimbursement however, will be treated as taxable income to you. Heska will not reimburse you for brokerage commissions and other expenses related to the sale of your home or the purchase of a home in Fort Collins.

5. You will also be required to execute the Company's standard form of confidential information and assignment of inventions agreement upon the commencement of your employment.

6. You understand that your employment with Heska may be terminated by the Company at any time, with or without cause; however the Company will offer you its standard executive employment agreement, which provides, among other things, that you will receive one years' severance pay in the event that your employment with the Company is terminated without cause within the first three years.

We greatly look forward to your joining us at Heska, and we believe that you will be a critical part of the Company's ultimate success. We also believe that you will find Heska to be an aggressive, bold and opportunistic company that will take advantage of, and in fact demand, all of the skills, abilities and energy you have to offer. In short, we believe you will find Heska to be a challenging and rewarding opportunity.
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To enable us to be prepared for your first day, please indicate below how you would like your e-mail address setup. Your e-mail dress typically is the first six letters of your last name and the first initial of your first name.

If you agree to join Heska on the terms described above, please indicate your agreement by signing the enclosed copy and returning it to Ms. Diane McCoy, Director of Human Resources.

Very truly yours,

/s/ FRED M. SCHWARZER

Fred M. Schwarzer
Chief Executive Officer

                                              Since 15 Feb 97 is a Saturday, I
                                              would like to make my First day
                                              at work 17 Feb 97 (Monday).


                                                          Accepted and agreed:

                                              /s/ JOHN A. SHADDUCK  6 NOV 96
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                                              Dr. John A. Shadduck     Date

                                              SHADDUJ
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                                              e-mail address